TERRY AMISANO LTD.	AMISANO HANSON
KEVIN HANSON, CA, CPA (Nevada)	CHARTERED ACCOUNTANTS and
CERTIFIED PUBLIC ACCOUNTANT

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in the Registration Statement of Ingenium Capital Corp on Form SB–2 of our Auditor’s Report dated February 10, 2004 on the consolidated Balance Sheet of Ingenium Capital Corp. as at January 31, 2004, and the related statements of Operations and Comprehensive Income, Cash flows and Stockholders’ Equity for the period October 27, 2003 (Date of Incorporation) to January 31, 2004.

In addition, we consent to the reference to us under the heading “Interests of Names Experts and Counsel” in the Registration Statement.

“Amisano Hanson”

CERTIFIED PUBLIC ACCOUNTANT (NEVADA) CHARTERED ACCOUNTANTS and

Vancouver, Canada

April 1, 2004

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net